Exhibit 99. (d)(25)

JOHN HANCOCK FUNDS II

SUBADVISORY AGREEMENT

AGREEMENT made this 29th day of August 2018, between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and BCSF Advisors, LP, a Delaware limited partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Adviser hereby appoints the Subadviser to act as the investment subadviser to the separate series (each a “Portfolio”) of John Hancock Funds II (the “Trust”) specified in Appendix A, as Appendix A shall be amended by the Adviser and the Subadviser from time to time. Subject to the supervision of the Trustees of the Trust, and the terms of this Agreement, the Subadviser shall manage the investment and reinvestment of the assets of the Portfolios. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation set out on Appendix A. The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Trust and Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a.	Subject always to the supervision of the Trustees of the Trust, the Subadviser shall furnish a continuous investment program for the assets of each Portfolio and determine from time to time which investments and securities will be purchased, retained or sold by the Portfolio, and which portion of the assets will be invested or held uninvested as cash or cash equivalents (the “Investment Program”). The Subadviser will conduct the Investment Program in accordance with the applicable Portfolio’s investment objectives, investment policies and limitations set forth in the Trust’s registration statement with respect to the Portfolio, as amended or supplemented from time to time (the “Registration Statement”). The Adviser shall provide the Subadviser with prompt notice of any change in the Registration Statement that will require a change in the Investment Program. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

i.	manage required collateral levels in connection with the Investment Program. The Subadviser will provide instructions to the custodian for the Portfolios (the “Custodian”) to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on the day a trade is executed such confirmation, trade tickets, and other identifying information (including, but not limited to, Cusip, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Portfolios) as may be reasonably

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necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to each Portfolio as it relates to the Investment Program. The Subadviser will provide reports with respect to its collateral management activities as reasonably requested by the Adviser;

ii.	report to the Trustees of the Trust as reasonably requested with respect to the implementation of the Investment Program; and

iii.	provide assistance, as reasonably requested by the Adviser, with the fair valuation of securities held by the Portfolios for which market quotations are not readily available or which may be identified for review from time to time by either the Trust or the Subadviser.

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required by it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Investment Program of the Portfolios.

c.	The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolios, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the most favorable possible price and best execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Trust from time to time, but in all cases subject to policies and practices described in the Registration Statement as it relates to the Investment Program of the applicable Portfolio. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its affiliates for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolios as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more

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favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in a manner the Subadviser considers to be fair and equitable under the circumstances and consistent with its fiduciary obligations to the Portfolios and to its other clients.

e.	The Subadviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders for each Portfolio as are required to be maintained by an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder.

f.	Provided that the relevant materials have been forwarded to the Subadviser in a timely fashion by, or on behalf of, the Portfolio, the Subadviser shall be responsible for voting proxies and making all other voting and consent determinations with respect to the issuers of securities and other instruments held in the Portfolio in (i) a manner deemed by the Subadviser to be in the best interests of the Portfolio and (ii) accordance with the Subadviser’s proxy voting policies and procedures, a copy of which has been provided to the Adviser. The Subadviser shall provide disclosure regarding its proxy voting policies and procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement. The Subadviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that permits the Trust to comply with the requirements of Form N-PX with respect to the Portfolio.

g.	The Subadviser shall exercise its best judgment and will act in good faith and use reasonable care and act in a manner consistent with and comply with applicable laws, rules and regulations including those relating to insider trading in rendering the services it agrees to provide under this Agreement.

3.	COMPENSATION OF SUBADVISER

For the services provided to the Portfolios, the Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.	LIABILITY OF SUBADVISER

Neither the Subadviser, any of its affiliates nor any of their respective partners, directors, officers or employees shall be liable to the Adviser or the Trust for any loss suffered by the Adviser, the Trust or Portfolios resulting from its acts or omissions as Subadviser to the Portfolios, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its partners, directors, officers or employees.

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5.	CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Limited Partnership Agreement of the Subadviser, respectively, or by specific provision of applicable law.

6.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the date first indicated above, subject to the condition that the Trust's Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Trust, the Adviser or the Subadviser, shall have approved this Agreement in the manner required by Section 15 of the Investment Company Act. Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the applicable Portfolio, and (b) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Trust or any party to this Agreement as required by Section 15 of the Investment Company Act or the rules thereunder. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or, with respect to a Portfolio, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Portfolio and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the investment advisory agreement between the Adviser and the Trust terminates for any reason.

8.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

Each of the Subadviser and the Adviser will promptly notify the other in writing of the occurrence of any of the following events:

a.	It fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which it is required to be registered as an investment adviser in order to provide advisory services to the Trust; and

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b.	any change in its actual control or senior management or any change in the portfolio managers of the applicable Portfolio.

In addition, the Subadviser shall promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, specifically involving the affairs of the Trust.

9.	USE OF NAMES; TRACK-RECORD

The parties agree that the name of the Adviser and Subadviser, the names of the affiliates of the Adviser and the Subadviser and any derivative, logo, trademark, service mark or trade name are the valuable property of the Adviser and Subadviser and their affiliates, respectively. Neither the Trust nor the Adviser shall use the name of the Subadviser or any derivative, logo, trademark, service mark or trade name of the Subadviser or its affiliates without its express written consent, which consent shall not be unreasonably withheld. The Subadviser shall not use the name of the Adviser or the Trust or any derivative, logo, trademark, service mark or trade name of the Adviser, the Trust or any of their affiliates without their express written consent, which consent shall not be unreasonably withheld. Upon termination of this Agreement, the Adviser and the Subadviser (and the Trust in respect of the name of the Subadviser) shall forthwith cease to use such name(s), derivatives, logos, trademarks, service marks or trade names of the other party. If the Trust, the Adviser or the Subadviser makes an unauthorized use of the other party’s names, derivatives, logos, trademarks, service marks or trade names, it is acknowledged that such other party shall suffer irreparable hardship for which monetary damages are inadequate and therefore such other party will be entitled to injunctive relief.

The Subadviser may use performance data it generates in connection with the Portfolios for its track record.

10.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or any party to this Agreement, as required by the Investment Company Act. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust. This Agreement may not be amended without the express written consent of the Adviser or the Subadviser.

11.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties in respect of the subject matter contained herein.

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12.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

13.	NOTICES

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Subadviser:

Attention: Michael Treisman, General Counsel.

BCSF Advisors, LP

200 Clarendon Street

Boston, MA, 02116

Adviser:

John Danello

John Hancock

601 Congress Street

Boston, MA 02210-2805

Fax: (617) 663-2196

with a copy to:

Mark Goshko

KL Gates LLP

State Street Financial Center

1 Lincoln Street

Boston, MA 02111

Fax: (617) 261-3175

14.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the

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Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

16.	LIMITATION OF LIABILITY

The Agreement and Declaration of Trust of the Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Funds II” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

17.	CONFIDENTIALITY

a.          All information of or pertaining to the Trust, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Subadviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Portfolios’ holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

b.          The Subadviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Subadviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.          The Subadviser agrees to treat the Portfolios’ holdings as confidential information in accordance with the Trust’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as such policy may be amended from time to time and delivered in writing to the Subadviser and to prohibit its employees from disclosing such confidential information in violation of the Trust’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as delivered to the Subadviser.

d.          If the Subadviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Subadviser may disclose such Confidential Information to the extent legally required; provided, however, that Subadviser shall, if legally permitted and to the extent practicable, (i) first notify the Trust of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Trust’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the

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confidential nature of such information. Nothing herein shall require Subadviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

e.          As used herein “Subadviser Information” means confidential and proprietary information of the Subadviser that is received by the Adviser or the Trust in connection with this Agreement, and includes, without limitation, information regarding the investment process, methodologies, or other proprietary investment techniques of the Subadviser. The Adviser and the Trust shall hold all Subadviser Information in confidence and shall not disclose any Subadviser Information to any person, unless otherwise compelled as described above with respect to Confidential Information and only to the extent as described above regarding Confidential Information.

18.	CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

In accordance with Rule 12d3-1 and Rule 17a- 10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

1.	other subadvisers to a Portfolio;

2.	other subadvisers to a portfolio of the Trust; and

3.	other subadvisers to a portfolio under common control with a Portfolio.

19.	COMPLIANCE

In managing the investments of and determining the composition of the assets of the Portfolios and in performing its other services and obligations hereunder, the Subadviser shall: (i) comply with the investment objectives, policies and restrictions of the Portfolios as set forth in the Registration Statement; (ii) comply with all written investment policies, guidelines and procedures approved by the Board or the Adviser with respect to the Portfolios and furnished in writing in advance to the Subadviser; (iii) comply with all applicable requirements of the Investment Advisers Act, the Investment Company Act and the rules and regulations under each thereof, as the same may be amended from time to time; and (iv) work collaboratively with the Adviser to cause the Portfolios to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as the Portfolios seek to qualify as a regulated investment company under the Code). In addition, the Subadviser shall maintain compliance procedures that the Subadviser reasonably believes are adequate to ensure its compliance with the foregoing.

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) a summary of any

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formal internal review of the Subadviser’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Portfolios including, but not limited to, any material violation of the Compliance Policies or of the Subadviser’s code of ethics. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications that the Adviser may reasonably request to enable the Portfolios to comply with Rule 38a-1 under the Investment Company Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program, including access to compliance personnel in connection with the Adviser’s review of the Subadviser’s compliance program, as may be reasonably requested by the Portfolios, the Portfolios’ Chief Compliance Officer, or his or her authorized representative.

20.	REPRESENTATIONS AND WARRANTIES

The Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Adviser (i) is duly registered as an investment adviser under the Investment Advisers Act and will continue to be so registered for so long as this Agreement and the Adviser’s investment advisory agreement with the Trust remain in effect, (ii) is not prohibited by the Investment Company Act or the Investment Advisers Act from performing the services contemplated by the Adviser’s investment advisory agreement with the Trust, (iii)

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has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Investment Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Investment Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) will promptly notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Investment Company Act.

e.	No Material Pending Actions. To the best of its knowledge, except as otherwise disclosed in writing to the Subadviser, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or the Portfolio is a party or to which it, the Portfolio or any of their assets are subject, nor has it or the Portfolio received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse change in the Adviser’s or the Portfolio’s, as applicable, condition (financial or otherwise), business, or prospects or which might reasonably be expected to impair the Adviser’s ability to discharge its obligations under this Agreement or the Adviser’s investment advisory agreement with the Portfolio.

The Subadviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Subadviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Subadviser, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Subadviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Subadviser have full authority and power to execute this Agreement on behalf of the Subadviser.

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c.	Enforceable Agreement. This Agreement is enforceable against the Subadviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Subadviser (i) is duly registered as an investment adviser under the Investment Advisers Act and will continue to be so registered for so long as this Agreement is in effect, (ii) is not prohibited by the Investment Company Act or the Investment Advisers Act from performing the services contemplated by this Agreement, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Investment Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Investment Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Investment Company Act.

e.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its affiliates, is a party or to which it or any of its affiliates or assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse change in the Subadviser’s condition (financial or otherwise), business, or prospects or which might reasonably be expected to impair the Subadviser’s ability to discharge its obligations under this Agreement.

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21.	LIST OF AFFILIATES

The Adviser shall provide (and promptly update upon request) the Subadviser with a list of each person that is an “affiliated person” of the Adviser and Trust, as such term is defined in the Investment Company Act, as necessary for the Subadviser to comply with the Investment Company Act in conducting the Investment Program.

The Subadviser shall provide (and promptly update upon request) the Adviser with a list of each person that is an “affiliated person” of the Subadviser, as such term is defined in the Investment Company Act.

22.	MISCELLANEOUS

For the avoidance of doubt, it is acknowledged and agreed that the Appendices appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices hereto. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President and Chief Investment Officer

BCSF ADVISORS, LP

By:	/s/ Michael Treisman
Name:	Michael Treisman
Title:	General Counsel

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Exhibit 99. (d)(25)

APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolios of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

Portfolio	First $1.1 Billion of Aggregate Net Assets*	Next $1.9 Billion of Aggregate Net Assets*	Next $1.5 Billion of Aggregate Net Assets*	Next $1.5 Billion of Aggregate Net Assets	Excess over $6 Billion of Aggregate Net Assets*
John Hancock Floating Rate Income Fund	xxxx%	xxxx%	xxxx%	xxxx%	xxxxx%

* The term Aggregate Net Assets includes the net assets of a Portfolio managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other portfolios managed by the Subadviser, as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the Subadviser. For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)
John Hancock Floating Rate Income Fund	N/A

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.